As filed with the Securities and Exchange Commission on January __, 2015

Registration No. 333-108773

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMMUNITY BANK SHARES OF INDIANA, INC.

(Exact name of registrant as specified in its charter)

INDIANA	35-1938254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Spring Street, New Albany, Indiana 47150

(Address of Principal Executive Offices) (Zip Code)

First Financial Service Corporation 1987 Stock Option and Incentive Plan

1998 Stock Option and Incentive Compensation Plan

(Full title of the plan)

Paul A. Chrisco, Chief Financial Officer

Community Bank Shares of Indiana, Inc.

101 West Spring Street

New Albany, Indiana 47150

(Name and address of agent for service)

(812) 944-2224

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8, File No. 333-108773 (the “Registration Statement”), previously filed on September 12, 2003 by First Financial Service Corporation and amended on September 18, 2003, relating to the registration of 48,541 shares of common stock, $1.00 par value per share (“Common Stock”), of First Financial Service Corporation for issuance pursuant to the First Financial Service Corporation 1987 Stock Option and Incentive Plan 1998 Stock Option and Incentive Compensation Plan (the “Plan”).

On January 1, 2015 at 12:01 a.m. Eastern Time and pursuant to the Agreement and Plan of Share Exchange, dated as of April 21, 2014, between Community Bank Shares of Indiana, Inc. (“Registrant”) and First Financial Service Corporation (“First Financial”), Registrant acquired all of the outstanding shares of common stock, par value $1.00 per share, of First Financial through a statutory share exchange. On January 1, 2015 at 12:05 a.m. Eastern Time, First Financial was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as the successor-in-interest to First Financial following the merger.

In connection with the consummation of the merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by First Financial in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant, as successor in interest to First Financial, hereby removes from registration any and all shares of the Common Stock (as adjusted for stock splits, dividends, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock) that remain unsold as of the date hereof under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Form S-8 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, and the State of Indiana, on this ___ day of January, 2015.

Community Bank Shares of Indiana, Inc., as successor by merger to First Financial Service Corporation

By:	/s/ Paul A. Chrisco
Paul A. Chrisco,
Executive Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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